Exhibit 99.1

FOR IMMEDIATE RELEASE

Talecris Biotherapeutics Announces First Quarter 2011 Results

- First Quarter 2011 Revenue Increases 6.7% to $406.7 Million -

- Net Income Increases 22.3% to $55.5 Million -

- Reported Diluted EPS of $0.43 -

Research Triangle Park, N.C. (April 27, 2011) — Talecris Biotherapeutics Holdings Corp. (“Talecris”) (NASDAQ: TLCR) today announced its financial results for the three months ended March 31, 2011 and filed its Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

First quarter 2011 net revenue increased by $25.7 million or 6.7% to $406.7 million from $381.0 million in the first quarter of 2010.  Higher revenues from Talecris’ principal products Gamunex®, Immune Globulin Intravenous (Human), 10% Caprylate/Chromatography Purified (Gamunex, Gamunex®-C /Gamunex IGIV) and Prolastin® Alpha-1 Proteinase Inhibitor (Human) (Prolastin, Prolastin A1PI, Prolastin-C A1PI) in the first quarter of 2011 were partially offset by lower sales of intermediate products and contracted PPF powder compared to the first quarter of 2010.  First quarter 2011 gross margin was 42.6% compared to 42.9% in the first quarter of 2010.  First quarter 2011 income from operations was $93.8 million versus $79.7 million for the first quarter of 2010, a 17.7% increase.  Net income was $55.5 million for the first quarter of 2011, an increase of $10.1 million compared to net income of $45.3 million for the first quarter of 2010.  Diluted earnings per share were $0.43 in the first quarter of 2011, including an after-tax charge of $3.0 million ($0.02 per diluted share) primarily due to costs associated with Talecris’ definitive merger agreement with Grifols S.A. and Grifols, Inc. (Grifols) compared to diluted earnings per share of $0.35 for the first quarter of 2010.

On a non-GAAP basis excluding merger-related items and interest expense related to the judgment in favor of Plasma Centers of America, LLC (PCA), Talecris’ net income was $58.5 million for the first quarter of 2011, an increase of 29.1% compared to $45.3 million for the first quarter of 2010.  On the same basis, diluted earnings per share for the 2011 first quarter were $0.45, an increase of 28.6% from $0.35 for the first quarter of 2010.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

“While we await approval from the U.S. Federal Trade Commission on the proposed merger of Talecris and Grifols, I am pleased with the organizational focus that ultimately drove our significant increase in net income during the first quarter,” said Lawrence D. Stern, Talecris’ chairman and chief executive officer.  “This focus was evident in all functional areas of the organization.  Our sales team drove global growth of 7.7% for our principal product Gamunex as well as 10.6% growth for Prolastin.  We significantly increased our volume of plasma collection, resulting in our licensed centers collecting approximately 79% of our plasma needs for the quarter.  We made steady progress in the construction of our new fractionation facility, and our R&D organization continued to make progress in our phase II study of our direct acting thrombolytic, Plasmin, for the treatment of acute peripheral arterial occlusion.”

	Three Months Ended
(in millions,	March 31,		Change
except per share amounts)	2011	2010	$		%
Net revenue	$406.7	$381.0	$25.7		6.7%

Gross margin	42.6%	42.9%	(30 bps	)

Income from operations	$93.8	$79.7	$14.1		17.7%

Operating Margin	23.1%	20.9%	220 bps

Net income	$55.5	$45.3	$10.1		22.3%

Diluted EPS	$0.43	$0.35	$0.08		22.9%

Non-GAAP net income*	$58.5	$45.3	$13.2		29.1%

Non-GAAP diluted EPS*	$0.45	$0.35	$0.10		28.6%

*2011 excludes merger-related items and interest expense related to the judgment in favor of PCA.

Talecris’ Form 10-Q is available on the SEC’s website at www.sec.gov and on Talecris’ website at http://ir.talecris.com

Discussion of First Quarter 2011 Financial and Operating Results

Net revenue for the 2011 first quarter was $406.7 million compared to $381.0 million in the first quarter of 2010, an increase of $25.7 million or 6.7%.  Gamunex-C/Gamunex IGIV revenue increased $16.4 million or 7.7%, which consisted primarily of $14.1 million in higher volumes.  Gamunex-C/Gamunex IGIV experienced higher volumes of $15.3 million in the U.S., Europe and Canada, which were partially offset by lower volumes in other international markets.  U.S. Gamunex-C/Gamunex IGIV revenue grew 6.2% for the first quarter of 2011 compared to the first quarter of 2010.

Prolastin-C/Prolastin A1PI revenues increased $8.5 million or 10.6%, which consisted of $5.8 million in higher volumes as well as $2.7 million in improved pricing.  Growth in volume was driven by increased number of patients on Prolastin-C/Prolastin A1PI in both the U.S. and European markets.  In addition, revenues for hyperimmunes and Thrombate® III Antithrombin III (Human) increased $2.9 million or 19.5% and $2.1 million or 31.8%, respectively.  These increases were partially offset by lower sales of intermediate products and contracted PPF powder compared to the first quarter of 2010.

Gross profit increased to $173.0 million for the 2011 first quarter compared to $163.6 million in the first quarter of 2010.  This increase was primarily due to higher Gamunex-C/Gamunex IGIV and Prolastin-C/Prolastin A1PI revenue, lower non-capitalizable project spending, lower inventory impairment provisions, as well as lower unabsorbed infrastructure and start-up costs related to Talecris Plasma Resources, Inc. (TPR), which is Talecris’ plasma collection platform.  These improvements were partially offset by higher costs of production.  Non-capitalizable project spending during the first quarter of 2011 decreased $5.8 million to $5.9 million as certain projects related to the company’s new fractionation facility construction progressed to the capital phase.  Inventory impairment provisions during the first quarter of 2011 decreased by $5.2 million to $7.1 million.  Unabsorbed TPR infrastructure and start-up costs during the first quarter of 2011 declined by $1.6 million to $0.4 million.  Production costs during the first quarter of 2011 increased $17.1 million driven by slower than planned reduction in Talecris’ cost per liter of plasma, yield variability as well as inefficient plasma utilization.  Gross margin was 42.6% during the first quarter of 2011 compared to 42.9% for the 2010 first quarter.

Operating expenses for the first quarter of 2011 were $79.2 million, which represented a decrease of $4.6 million or 5.5% versus $83.9 million incurred during the prior year period.  The decrease in operating expenses resulted from a decrease in SG&A expenses primarily driven by a $4.1 million reduction in share-based compensation and lower special recognition bonus expense of $1.2 million.  During the three months ended March 31, 2011, SG&A benefited from $1.3 million in favorable foreign exchange transactions compared to unfavorable foreign exchange transactions of $3.9 million the first quarter of 2010.  These decreases were partially offset by $2.9 million in higher sales and marketing expense in the first quarter of 2011 as the result of the sales force expansion.  In addition, the company incurred $3.4 million in merger- related expenses, including $2.3 million in retention expenses in SG&A related to the definitive merger agreement with Grifols.  R&D spending increased slightly in the first quarter of 2011, driven by increased activity in the phase II trial for Plasmin in the treatment of acute peripheral arterial occlusion (aPAO). Operating income was $93.8 million during the first quarter of 2011, which represented a 17.7% increase over the $79.7 million reported during the first quarter of 2010.  Operating margin was 23.1% in the 2011 first quarter compared to 20.9% in the 2010 first quarter, an increase of 220 basis points.

Net interest expense was $10.8 million in the 2011 first quarter compared to $11.3 million in the prior year period, a decrease of $0.5 million.  The first quarter of 2011 reflected an income tax provision of $27.7 million resulting in a 33.3% effective tax rate compared to $23.3 million for the first quarter of 2010 or a 33.9% effective tax rate.

Net income was $55.5 million for the 2011 first quarter including an after-tax charge of $3.0 million primarily related to Grifols merger-related expenses.  This compares to $45.3 million in the first quarter of 2010.

Diluted earnings per share for the 2011 first quarter were $0.43 compared to $0.35 for the 2010 first quarter.  The 2011 period included an after-tax charge of $0.02 per share primarily related to costs associated with the Grifols acquisition. Total diluted shares outstanding were 129,882,182 for the 2011 first quarter and 128,183,189 for the 2010 first quarter.

The 2011 first quarter EBITDA was $104.0 million compared to $87.9 million in the 2010 first quarter.  Adjusted EBITDA was $110.1 million in the 2011 first quarter compared to adjusted EBITDA of $96.7 million in the 2010 first quarter.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

Recent Events

Talecris achieved a number of financial and commercial milestones in the first quarter of 2011.  These include:

•                  On March 4, 2011, Talecris and Grifols announced that the “outside date” under the definitive merger agreement for closing of their pending transaction was extended to June 30, 2011 (from March 6, 2011).  Grifols extended the financing and financing commitments from its lenders to June 30, 2011 as well;

•                  On March 3, 2011, Talecris was granted orphan drug designation by the European Commission for the development of the company’s direct-acting thrombolytic, Plasmin (Human), to treat acute peripheral arterial occlusion (aPAO).  Talecris is currently investigating Plasmin in a phase II clinical trial designed to assess its ability to treat aPAO, a condition in which arterial blood flow to the extremities, usually the legs, is blocked by a clot. Through the orphan drug designation, the European Medicines Agency (EMA) will provide Talecris with ten years of marketing exclusivity if the product is the first to be approved in the European Union.  In addition, under this designation, EMA will provide the company with clinical development assistance and reduced regulatory fees.  Talecris received orphan drug designation for Plasmin for aPAO from the U.S. Food and Drug Administration (FDA) in 2009; and

•                  During the first quarter, Talecris converted all U.S. sales from Gamunex IGIV labeled product to Gamunex-C IGIV labeled product.  Gamunex-C IGIV is the first and only immune globulin to provide both the intravenous route of administration and a new subcutaneous route of administration.  The intravenous delivery mode is approved to treat primary immune deficiency (PI), chronic inflammatory demyelinating polyneuropathy (CIDP), and idiopathic thrombocytopenic purpura (ITP).  The subcutaneous mode is approved to treat only PI.  A required post-marketing study will be initiated in the second half of 2011.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures including adjusted net income, adjusted diluted EPS, EBITDA, adjusted EBITDA, and Consolidated Cash Flow.  For a description of these non-GAAP financial measures, including the reasons management uses these measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles, please see the section titled “Non-GAAP Financial Measures,” in Exhibit B.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements regarding strategic and operation plans, expected charges and pro forma financial information.  Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties.  You are cautioned not to place undue reliance on forward-looking statements.  Although Talecris believes that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: impact of the announcement of the company’s definitive merger agreement with Grifols and the potential impact of completion, termination or delay of the proposed merger with Grifols, including, but not limited to, disruptions from the pending transaction, transaction costs, and the outcome of litigation and regulatory proceedings to which Talecris may be a party; fluctuations in the balance between supply and demand with respect to the market for plasma-derived products; the unprecedented volatility in the global economy and fluctuations in financial markets; changes in economic conditions, political tensions, trade protection measures, licensing requirements, and tax matters in the countries in which the company conducts business; Talecris’ ability to expand its international business; the impact of competitive products and pricing; the impact of recently enacted and proposed additional U.S. healthcare reform legislation, legal proceedings or regulatory action affecting, among other things, the U.S. healthcare system, pharmaceutical pricing and reimbursement, including Medicaid and Medicare and the Public Health Service Program and additional legislation and regulatory action now under consideration; legislation or regulations in markets outside of the U.S. affecting product pricing, reimbursement, access, or distribution channels; Talecris’ ability to procure adequate quantities of plasma and other materials which are acceptable for use in manufacturing processes from the company’s own plasma collection centers or from third-party vendors; Talecris’ ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production and marketing; Talecris’ ability to identify growth opportunities for existing products and Talecris’ ability to identify and develop new product candidates through the company’s research and development activities; timing of, and Talecris’ ability to obtain and/or maintain, regulatory approvals for new product candidates, the rate and degree of market acceptance, and the clinical utility of the company’s products; unexpected shut-downs of Talecris’ manufacturing and storage facilities or delays in opening new planned facilities; Talecris and Talecris suppliers’ ability to adhere to cGMP; potential sanctions, if any, that the Department of Justice (DOJ) or other federal agencies may impose on the company as a result of Talecris’ internal FCPA investigation; the impact of Talecris’ appeal of the Plasma Centers of America, LLC (PCA) judgment; Talecris’ ability to manufacture at appropriate scale to meet the markets demand for the company’s products; ability to resume or replace sales to countries affected by the company’s internal Foreign Corrupt Practices Act (FCPA) investigation; impact of geographic and product mix on the company’s sales and gross profit; foreign currency exchange rate fluctuations in the international markets in which Talecris operates; the impact of the company’s substantial capital plan; and other risks identified in the company’s most recent filing on Form 10-Q and in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (SEC) on February 23, 2011 (2010 Form 10-K) all of which are available on the company’s website.  Talecris undertakes no duty to update any forward-looking statement.

Exhibits

Matters Affecting Comparability (Exhibit A)

Non-GAAP Financial Measures (Exhibit B)

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology, critical care, and hemostasis.

Contact:

Investor Relations

Talecris Investor Relations

Drayton Virkler, 919-316-2356

drayton.virkler@talecris.com

Or

Corporate Communications

Talecris Corporate Communications

Becky Levine, 919-316-6590

becky.levine@talecris.com

Talecris Biotherapeutics Holdings Corp.

Consolidated Income Statements

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net revenue:
Product	$398,980	$374,615
Other	7,683	6,346
Total	406,663	380,961
Cost of goods sold	233,619	217,351
Gross profit	173,044	163,610

Operating expenses:
Selling, general, and administrative	62,717	67,620
Research and development	16,532	16,271
Total	79,249	83,891
Income from operations	93,795	79,719

Other non-operating (expense) income:
Interest expense, net	(10,750)	(11,263)
Equity in earnings of affiliate	151	147
Total	(10,599)	(11,116)

Income before income taxes	83,196	68,603

Provision for income taxes	(27,739)	(23,264)

Net income	$55,457	$45,339

Net income per common share:

Basic	$0.44	$0.37

Diluted	$0.43	$0.35

Talecris Biotherapeutics Holdings Corp.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$185,338	$197,876
Accounts receivable, net of allowances of $3,504 and $3,253, respectively	151,291	134,842
Inventories	703,048	694,499
Deferred income taxes	96,958	96,593
Prepaid expenses and other	18,153	29,662
Total current assets	1,154,788	1,153,472

Property, plant, and equipment, net	426,098	382,793
Investment in affiliate	3,077	2,926
Intangible assets	10,880	10,880
Goodwill	172,860	172,860
Other	14,576	15,522
Total assets	$1,782,279	$1,738,453

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$48,432	$59,975
Accrued expenses and other liabilities	242,734	251,726
Current portion of capital lease obligations	887	860
Total current liabilities	292,053	312,561

Long-term debt and capital lease obligations	605,213	605,301
Deferred income taxes	19,382	14,432
Other	13,308	11,795
Total liabilities	929,956	944,089

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 125,745,799 and 125,577,877 shares issued and outstanding, respectively	1,257	1,253
Additional paid-in capital	815,911	813,783
Retained earnings (accumulated deficit)	35,079	(20,378)
Accumulated other comprehensive income (loss), net of tax	76	(294)
Total stockholders’ equity	852,323	794,364
Total liabilities and stockholders’ equity	$1,782,279	$1,738,453

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$55,457	$45,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,017	8,051
Amortization of deferred loan fees and debt discount	1,069	1,055
Share-based compensation expense	2,212	7,227
Provision for doubtful receivables	570	416
Amortization of deferred compensation	—	1,506
Equity in earnings of affiliate	(151)	(147)
Loss related to foreign currency hedges	2,621	—
Decrease in deferred tax assets	4,950	2,884
Excess tax benefits from share-based payment arrangements	(1,077)	(4,590)
Other	(60)	(2)
Changes in assets and liabilities:
Accounts receivable	(17,022)	(31,252)
Inventories	(8,821)	(3,136)
Prepaid expenses and other assets	11,340	7,814
Accounts payable	(11,543)	(12,386)
Accrued expenses and other liabilities	(21,552)	(3,734)
Interest payable	11,624	11,625
Net cash provided by operating activities	39,634	30,670

Cash flows from investing activities:
Purchase of property, plant, and equipment	(53,266)	(17,690)
Other	190	174
Net cash used in investing activities	(53,076)	(17,516)

Cash flows from financing activities:
Borrowings under revolving credit facility	302	212
Repayments of borrowings under revolving credit facility	(302)	(212)
Financing transaction costs	—	(78)
Repayments of capital lease obligations	(205)	(176)
Proceeds from exercises of stock options	1,314	2,937
Repurchases of common stock	(2,199)	(4,917)
Excess tax benefits from share-based payment arrangements	1,077	4,590
Net cash (used in) provided by financing activities	(13)	2,356
Effect of exchange rate changes on cash and cash equivalents	917	(484)
Net (decrease) increase in cash and cash equivalents	(12,538)	15,026
Cash and cash equivalents at beginning of period	197,876	65,239
Cash and cash equivalents at end of period	$185,338	$80,265

EXHIBIT A:  MATTERS AFFECTING COMPARABILITY

Talecris believes that the comparability of the financial results between the periods presented is significantly impacted by the following items:

Definitive Merger Agreement with Grifols

The company incurred legal, accounting, and other fees of approximately $1.1 million associated with the definitive merger agreement with Grifols for which no amounts were incurred during the comparable prior year period.  The company is obligated to pay additional fees totaling $21.3 million to investment bankers upon successful closing of the merger transaction.

Under the terms of the definitive merger agreement with Grifols, Talecris is permitted to offer retention amounts up to $15.0 million to employees.  As of March 31, 2011, Talecris offered retention amounts totaling approximately $9.8 million to employees of which $2.9 million was paid during 2010 and $3.5 million was paid during the first quarter of 2011.  The remaining amounts of approximately $3.4 million will be paid two months after the Closing Date, or in the event of termination of the definitive merger agreement, the earlier of four months after the termination of the definitive merger agreement or June 3, 2011.  Talecris incurred retention expense, including fringe benefits, of $2.7 million during the three months ended March 31, 2011.  The remaining retention amounts of approximately $1.8 million, including fringe benefits, will be recognized during the second quarter of 2011.

Share-Based Compensation Awards

The company has long-term incentive plans, which provide for the grant of awards in the form of incentive stock options, non-qualified stock options, share appreciation rights, restricted stock, restricted stock units (RSUs), unrestricted shares of common stock, deferred share units, and performance share units (PSUs), to eligible employees, directors, and consultants.

The following table summarizes the company’s share-based compensation expense:

	Three Months Ended
	March 31,
	2011	2010
SG&A	$1,570	$5,680
R&D	112	538
Total operating expenses	1,682	6,218
Cost of goods sold	530	1,009
Total expense	$2,212	$7,227

The decrease in share-based compensation expense period over period was driven by the final vesting of awards under the 2005 Stock Option and Incentive Plan on April 1, 2010 and the majority of the awards under the company’s 2006 Restricted Stock Plan on March 31, 2010.

EXHIBIT B:  NON-GAAP FINANCIAL MEASURES

Description of Adjustments and Reconciliations of U.S. GAAP to Non-GAAP Financial Measures

Merger-related Items and Interest on PCA Judgment

Talecris believes a meaningful comparison of its results for the periods presented is enhanced by a quantified presentation of the impact of the 2011 Grifols merger-related expenses and interest expense on PCA judgment.  The impacts of these expenses on net income and diluted earnings per share are illustrated in the table below.

The adjusted net income and diluted earnings per share amounts in the table below are non-GAAP financial measures and should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.  Additional information regarding the use of these non-GAAP financial measures is included in Talecris’ Form 10-Q filed with the SEC on April 27, 2011, which is available on SEC’s website at www.sec.gov and Talecris’ website at http://ir.talecris.com.

				Diluted Earnings
	Pre-Tax	Income Tax		Per
(in thousands, except per share amounts)	Amount	Benefit	Net Income	Common Share
Three Months Ended March 31, 2011
U.S. GAAP	$83,196	$(27,739)	$55,457	$0.43
Grifols merger-related expenses	4,118	(1,552)	2,566	0.02
Interest on PCA judgment	740	(289)	451	—
Excluding specific items	$88,054	$(29,580)	$58,474	$0.45

Three Months Ended March 31, 2010
U.S. GAAP	$68,603	$(23,264)	$45,339	$0.35

EBITDA, Adjusted EBITDA, and Consolidated Cash Flow

Talecris believes that a meaningful analysis of its operating performance is enhanced by the use of EBITDA, adjusted EBITDA as defined in Talecris’ revolving credit facility and Consolidated Cash Flow as defined in its 7.75% Notes.

EBITDA, adjusted EBITDA, and Consolidated Cash Flow are financial measures that are not defined by accounting principles generally accepted in the U.S. (U.S. GAAP).  A non-GAAP financial measure is a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in a comparable measure calculated and presented in accordance with U.S. GAAP in the statement of operations, such as net income, or the statement of cash flows, such as operating cash flow, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measures so calculated and presented.  The non-GAAP financial measures that Talecris uses should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.  Talecris does not rely solely on these non-GAAP financial measures and also considers U.S. GAAP results.  Because the non-GAAP financial measures that are used are not calculated in the same manner by all companies, they may not be comparable to similarly titled measures used by other companies.  To properly and prudently evaluate Talecris’ business, the company encourages you to also review its U.S. GAAP unaudited interim consolidated financial statements included elsewhere in this press release, and not to rely on any single financial measure to evaluate its business.  These non-GAAP financial measures have material limitations as analytical tools and you should not consider these measures in isolation, or as a substitute for analysis of Talecris’ results as reported under U.S. GAAP.  Additional information regarding the use of non-GAAP financial measures is included in Talecris’ Form 10-Q filed with the SEC on April 27, 2011, which is available on the SEC’s website at www.sec.gov and Talecris’ website at http://ir.talecris.com.

In addition to the adjustments made in computing EBITDA, adjusted EBITDA, and Consolidated Cash Flow, Talecris also considers the impact of other items when evaluating operating performance.  Certain of these items, which impact the comparability of Talecris’ financial results, are included in the section titled “Matters Affecting Comparability,” in Exhibit A.

In the following table, Talecris has presented a reconciliation of adjusted EBITDA and Consolidated Cash Flow to the most comparable U.S. GAAP measure, net income:

	Three Months Ended
	March 31,
	2011	2010
Net income	$55,457	$45,339
Interest expense, net (a)	10,750	11,263
Income tax provision (b)	27,739	23,264
Depreciation and amortization (c)	10,017	8,051
EBITDA	103,963	87,917
Non-cash share-based compensation expense (d)	2,212	7,227
Special recognition bonus expense (e)	43	1,614
Equity in earnings of affiliate (f)	(151)	(147)
Merger-related expenses (g)	4,118	—
Other (h)	(69)	47
Adjusted EBITDA/Consolidated Cash Flow as defined	$110,116	$96,658

(a)

Represents interest expense associated with Talecris’ debt structure and the amortization of debt discount and issuance costs associated with the company’s debt facilities, net of interest income and capitalized interest. During the three months ended March 31, 2011 and 2010, Talecris’ debt structure consisted of $600.0 million 7.75% Notes and $325.0 million revolving credit facility. For the three months ended March 31, 2011, interest expense, net, also included interest expense of $0.7 million related to the 2010 PCA judgment.

(b)	Represents Talecris’ income tax provision as presented in the company’s unaudited interim consolidated income statements.

(c)	Represents depreciation and amortization expense associated with Talecris’ property, plant, and equipment.

(d)	Represents Talecris’ non-cash share-based compensation expense associated with stock options, restricted stock, RSUs, and PSUs.

(e)

Represents compensation expense associated with special recognition bonus awards granted to certain of Talecris’ employees and senior executives to reward their past performance. Talecris does not anticipate granting similar awards in the future.

(f)	Represents non-operating income associated with Talecris’ investment in Centric, which the company believes is not part of the company’s core operations.

(g)

For the three months ended March 31, 2011, the amount represents merger-related expenses associated with Talecris’ definitive merger agreement with Grifols primarily related to legal fees, as well as retention expenses and other bonuses.

(h)	For the three months ended March 31, 2011, the amount represents inventory impairment recoveries. For the three months ended March 31, 2010, the amount represents losses on disposals of equipment.

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